Morgan Grenfell Micro Cap Fund - 10f-3
Transactions for Fourth Quarter 1999
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				Security Purchased		Comparison Security		Comparison Security
Issuer			Navidec Inc.			IXL Enterprises, Inc.		Proxicom, Inc.

Underwriters		First Security Van Kasper, 	n/a					n/a
				Advest, AG Edwards, Banc
				of America Securities, D.A.
				Davidson, DB Securities,
				Hanifen Imhoff Inc., Janney
				Montgomery Scott, Jefferies &
				Co., Kirkpatrick Pettis Smith
				Polian, Morgan Keegan & Co.,
				Needham & Co., Painwebber Inc.

Years of continuous
operation, including
predecessors		> 3 years				> 3 years

Security 			NVDC					IIXL					PXCM

Is the affiliate a
manager or co-manager
of offering?		no					no					yes

Name of underwriter or
dealer from which
purchased			Van Kasper				n/a					n/a

Firm commitment
underwriting?		yes					yes					yes

Trade date/Date of
Offering			10/21/1999				6/3/1999				4/19/1999

Total dollar amount
of offering sold
to QIBs			$-   					$-   					$-

Total dollar amount of
any concurrent public
offering			$23,125,000.00			$72,000,000				$58,500,000

Total				$23,125,000.00			$72,000,000				$58,500,000

Public offering price	$9.25 				$12.00 		 		$13.00

Price paid if other
than public offering
price	 			same 					n/a					n/a

Underwriting spread
or commission		$0.6475 (7%)			$0.84 (7%)				$0.91 (7%)

Shares purchased		10,300				n/a					n/a

$ amount of purchase	$95,275.00				n/a					n/a

% of offering purchased
by fund			0.412%				n/a					n/a

% of offering purchased
by associated funds	0.676%				n/a					n/a

Total (must be less
than 25%)			1.088%				n/a					n/a

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